UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 14, 2012

LANTRONIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16027	33-0362767
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

167 Technology Drive
Irvine, California 92618
(Address of Principal Executive Offices)

(949) 453-3990
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 14, 2012, Lantronix, Inc. (the “Company”) notified the NASDAQ Stock Market LLC (“Nasdaq”) that, as a result of Thomas M. Wittenschlaeger’s resignation discussed under Item 5.02 below, the Company’s Audit Committee was no longer comprised of at least three independent directors, as required for continued listing by Nasdaq Listing Rule 5605(c)(2)(A).

In accordance with Nasdaq Listing Rule 5605(c)(4)(B), the Company has until the earlier of the Company’s next annual shareholders’ meeting or May 14, 2013 to regain compliance with Nasdaq Listing Rules; provided, however, if the Company’s annual shareholders’ meeting is held on or before November 10, 2012, the Company shall instead have until November 10, 2012 to regain compliance.

The Company’s Board of Directors (the “Board”) intends to identify candidates to replace Mr. Wittenschlaeger and appoint a new director who satisfies the independence requirements of the Nasdaq Listing Rules prior to the expiration of the applicable cure period.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 14, 2012, Mr. Wittenschlaeger voluntarily resigned as a director, chairman of the Board, chairman of the Corporate Governance and Nominating Committee and member of the Audit Committee and Compensation Committee of the Board. Mr. Wittenschlaeger has set forth his reason for resigning in a letter dated May 14, 2012 addressed to the Chief Executive Officer of the Company which is attached as Exhibit 17.1

On May 14, 2012, the Board appointed Bernhard Bruscha to succeed Mr. Wittenschlaeger as Chairman of the Board of Directors. Mr. Bruscha is currently a board member and the largest shareholder of the Company.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

17.1	Resignation Letter dated May 14, 2012 from Thomas M. Wittenschlaeger.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTRONIX, INC.

Date: May 14, 2012	By:	/s/ Jeremy Whitaker
Jeremy Whitaker
Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description

17.1	Resignation Letter dated May 14, 2012 from Thomas M. Wittenschlaeger.